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                                   EXHIBIT 5

               OPINION OF ROTHGERBER, APPEL, POWERS & JOHNSON LLP
                                 AS TO LEGALITY
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                                   EXHIBIT 5


July 22, 1996


TriCo Bancshares
15 Independence Circle
Chico, CA  95926

Ladies and Gentlemen:

        You have requested our opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") which is expected to be filed by TriCo Bancshares (the "Corporation") on or about July 16, 1996, with respect to the offer and sale of 125,000 shares of a single class of common stock, without par value, issuable pursuant to the merger of Sutter Buttes Savings Bank, F.S.B. with and into Tri Counties Bank, as set forth in that certain Acquisition Agreement and Plan of Merger entered into as of June 15, 1996 by and among TriCo Bancshares, Tri Counties Bank, and Sutter Buttes Savings Bank, F.S.B., as described in the Registration Statement.

        We  have   reviewed  such   corporate   documents  and  have  made  such
investigation of California law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that when the shares referred to above are registered under the Securities Act of 1933, as amended, and issued as provided in the Registration Statement, said shares will be authorized, fully paid and nonassessable.

                                       Sincerely yours,


                                     /s/ROTHGERBER, APPEL, POWERS & JOHNSON LLP
                                     -------------------------------------------
                                        ROTHGERBER, APPEL, POWERS & JOHNSON LLP




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